UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2008

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska (State of other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(402) 458-2303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On July 31, 2008, the Company was unable to renew the liquidity provisions of its multi-seller bank conduit warehouse program which it used to fund student loans under the Federal Family Education Loan Program (“FFELP”) on a short-term basis. Accordingly, as of July 31, 2008, the facility became a term facility with an outstanding balance of approximately $2.8 billion and a final maturity date of May 9, 2010. The facility has a provision requiring the Company to refinance 75% of the pledged collateral on an annual basis. The Company must refinance or remove approximately $900 million of loans by May 2009 to satisfy this provision. Pursuant to the terms of the agreement, since liquidity was not renewed, the Company’s cost of financing under this facility increased 10 basis points. The agreement also includes provisions which allow the banks to charge a rate equal to LIBOR plus 128.5 basis points if they choose to finance their portion of the facility with sources of funds other than their commercial paper conduit. The Company expects its cost of funds on this facility to increase approximately 10 to 30 basis points following the term-out.

The Company expects to access alternative sources of funding to originate new student loans including the Department of Education’s Loan Participation Program (“Participation Program”), an existing facility with a related party, and its operating line of credit. The Company is in the process of completing and filing all relevant documents to participate in the Department of Education’s Participation Program and expects to utilize the Participation Program to fund a significant portion of its loan originations for the 2008-2009 academic year.

On July 1, 2008, pursuant to the Ensuring Continued Access to Student Loans Act of 2008, the Department of Education (the “Department”) announced terms under which it will offer to purchase FFELP student loans and loan participations from FFELP lenders. Under the Department’s Participation Program, the Department will provide interim short-term liquidity to FFELP lenders by purchasing participation interests in pools of FFELP loans. FFELP lenders will be charged at a rate of commercial paper plus 50 basis points on the principal amount of participation interests outstanding. Loans funded under the Participation Program must be either refinanced by the lender or sold to the Department prior to its expiration on September 30, 2009. To be eligible for purchase or participation under the Department’s programs, loans must be 2008-2009 academic year FFELP Stafford or PLUS loans first disbursed between May 1, 2008 and July 1, 2009 with eligible borrower benefits.

As previously disclosed, the Company maintains an agreement with Union Bank and Trust Company (“Union Bank”), as trustee for various grantor trusts, to buy and sell participation interests in student loans. As of July 31, 2008, approximately $20 million of loans have been participated under this agreement. The agreement automatically renews annually and is terminable by either party upon five business days notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to the Company on a short-term basis.

The Company’s $750 million unsecured line of credit expires in May 2012. As of July 31, 2008, there was $450 million outstanding on this line and $300 million available for future use.

Information other than historical facts contained in this report may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in federal legislation which significantly affect student loan programs, the uncertain nature of management estimates, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, the Company’s ability to maintain its credit facilities or obtain new facilities, changes to the terms and conditions of the liquidity programs offered by the Department, including the Participation Program, changes in the general interest rate environment and in the securitization markets for education loans, and other matters discussed in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2008

NELNET, INC.

By:
/s/ TERRY J HEIMES
Name:	Terry J. Heimes
Title:	Chief Financial Officer